AVIS BUDGET GROUP REPORTS SECOND QUARTER RESULTS

•	Revenue increased 3% in the second quarter to $2.2 billion.

•	Net income was $36 million, and Adjusted EBITDA was $204 million.

•	Diluted earnings per share were $0.38, and adjusted diluted earnings per share were $0.63.

•	Company increases its 2016 Adjusted EBITDA estimate to $850 to $900 million and adjusted earnings per share to $2.90 to $3.30.

PARSIPPANY, N.J., August 2, 2016 - Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its second quarter ended June 30, 2016. For the quarter, the Company reported revenue of $2.2 billion and net income of $36 million, or $0.38 per share. The Company reported Adjusted EBITDA of $204 million and adjusted net income of $60 million, or $0.63 per share.

“Our second quarter results reflect a significant improvement in our pricing in the Americas as well as volume growth throughout the world,” said Larry De Shon, Avis Budget Group Chief Executive Officer. “The third quarter has started on a positive note, with pricing in the Americas increasing year-over-year, while our worldwide fleet costs remain within our expectations. In addition, we recently launched Avis Now, giving customers total control of their rental car experience through our mobile app, including choice of vehicle at the time of rental.”

Executive Summary
Revenue increased 3% in the second quarter primarily due to a 3% increase in rental days. Second quarter net income was $36 million, and Adjusted EBITDA was $204 million. Results benefited from increased rental volumes Company-wide and increased pricing in the Americas, offset by higher per-unit fleet costs.

Business Segment Discussion
The following discussion of second quarter operating results focuses on revenue and Adjusted EBITDA for each of our segments. Revenue and Adjusted EBITDA are expressed in millions.

Americas

	2016	2015	% change
Revenue	$1,593	$1,556	2%
Adjusted EBITDA	$163	$178	(8%)

Revenue grew 2% primarily due to a 2% increase in volume. Pricing increased 1% in the quarter despite a 1% negative impact from currency exchange rates. Per-unit fleet costs increased 6%, to $314 per month. Adjusted EBITDA decreased 8% in the second quarter to $163 million, due to higher per-unit fleet costs and increased marketing costs and commissions, partially offset by higher volumes, higher pricing and higher fleet utilization.

International

	2016	2015	% change
Revenue	$650	$617	5%
Adjusted EBITDA	$57	$61	(7%)

Revenue increased 5% due to an 8% increase in volume, partially offset by a 4% decline in pricing, including a 1% negative impact from exchange rates. Per-unit fleet costs declined 1%, to $215 per month. Adjusted EBITDA decreased $4 million, due to lower pricing and increased marketing costs, partially offset by increased rental volumes and a $3 million positive impact from currency exchange rates.

Other Items

Avis Now - The Company introduced new technology designed to provide customers with increased flexibility, ease and control over their car rental experience through the Avis mobile app. Avis Now allows customers to manage virtually all aspects of their car rental through their smartphone, including choosing exactly which specific vehicle they want at the time of rental. More than 145,000 customers have already downloaded the new app.

Share Repurchases - The Company repurchased 3.5 million shares of its common stock, or 4% of its shares outstanding, at a cost of $100 million in the second quarter. In the first half of 2016, the Company repurchased approximately 6.5 million shares of its common stock, or 7% of its shares outstanding, at a cost of $180 million.

Debt Refinancing - In May, the Company extended the maturity date for $825 million of its $970 million of existing corporate term loan borrowings by three years, from March 2019 to March 2022.

Outlook
The Company today updated its estimates for full-year 2016 results, including estimates of Adjusted EBITDA and adjusted diluted earnings per share. The Company now expects:

•
Full-year 2016 revenue will increase 3% to 5%, to $8.75 to $8.9 billion. Movements in currency exchange rates are currently expected to negatively impact revenue growth by approximately $50 million. In the Company’s Americas segment, rental days are expected to increase 2% to 3%, and pricing is now expected to be largely unchanged, with no significant impact from currency exchange rates. In the Company’s International segment, revenue is expected to grow 5% to 8%, including a 2% negative impact from currency exchange rates.

•
Total Company per-unit fleet costs are expected to be $285 to $290 per month in 2016, compared to $277 in 2015. In the Company’s Americas segment, per-unit fleet costs are expected to be $313 to $316 per month in 2016, an increase of 5% to 6% compared to $297 in 2015. In the Company’s International segment, per-unit fleet costs are expected to be $223 to $227 per month in 2016, compared to $229 per month in 2015, which represents a decrease of 1% to 3%, including a 1% reduction from currency exchange rates.

•	Adjusted EBITDA is expected to be $850 million to $900 million, including an approximately $20 million negative year-over-year impact from movements in currency exchange rates.

•	Interest expense related to corporate debt will be approximately $205 million.

•	2016 non-vehicle depreciation and amortization expense (excluding the amortization of intangible assets related to acquisitions of $60 million) will be approximately $195 million.

•	Adjusted pretax income will be $450 to $500 million.

•	The Company’s effective tax rate applicable to adjusted pretax income in 2016 will be approximately 39%.

•	The Company’s diluted share count will be 93 million to 95 million, including the effect of repurchasing $350 million of stock in 2016.

Based on these expectations, the Company estimates that its 2016 adjusted diluted earnings per share will be $2.90 to $3.30. Such estimate includes a negative impact from currency exchange rates of approximately 12 cents per share. The Company also expects that it will generate $450 to $500 million of free cash flow in 2016, and that it will repurchase $350 to $400 million of common stock in 2016.

Our full-year 2016 outlook includes non-GAAP financial measures. Due to the forward-looking nature of these forecasted adjusted earnings metrics, the Company believes that it is impracticable to provide a reconciliation to the most comparable GAAP measures due to the degree of uncertainty associated with forecasting the reconciling items and amounts. The Company further believes that providing estimates of the amounts that would be required to reconcile the forecasted adjusted measures to forecasted GAAP measures would imply a degree of precision that would be confusing or misleading to investors. The after-tax effect of reconciling items could be significant to the Company’s future quarterly or annual results.

Investor Conference Call
Avis Budget Group will host a conference call to discuss second quarter results and its outlook on August 3, 2016, at 8:30 a.m. (ET). Investors may access the call and supporting presentation materials at ir.avisbudgetgroup.com or by dialing (630) 395-0021 and providing the participant passcode 2995545. Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at ir.avisbudgetgroup.com following the call. A telephone replay will be available from 11:00 a.m. (ET) on August 3 until 8:00 p.m. (ET) on August 17 at (203) 369-1243.

About Avis Budget Group
Avis Budget Group, Inc. is a leading global provider of vehicle rental services, both through its Avis and Budget brands, which have more than 11,000 rental locations in approximately 180 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network, with nearly one million members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “forecast” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are based upon then current assumptions and expectations and are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to our outlook, future results, future fleet costs, acquisition synergies, cost-saving initiatives and future share repurchases are also forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the Company’s ability to promptly and effectively integrate acquired businesses, any change in economic conditions generally, particularly during our peak season or in key market segments, the high level of competition in the vehicle rental industry, a change in our fleet costs as a result of a change in the cost of new vehicles, manufacturer recalls and/or the value of used vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers that supply our rental vehicles, which could impact their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, any change in travel demand, including changes in airline passenger traffic, any occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our global operations, including the funding of our vehicle fleet via the asset-backed securities market, any changes to the cost or supply of fuel, any fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, our ability to meet the financial and other covenants contained in the agreements governing our indebtedness, risks associated with litigation, governmental or regulatory inquiries or investigations involving the Company, changes to our share repurchase plans, risks related to acquisitions, and our ability to accurately estimate our future results and implement our strategy for cost savings and growth. Other unknown or unpredictable factors could also have material adverse effects on the Company’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2015, and its Quarterly Report on Form 10-Q for the period ended March 31, 2016, included under headings such as “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes financial measures such as Adjusted EBITDA and free cash flow, as well as metrics that exclude certain items that are not considered generally accepted accounting principles (“GAAP”) measures as defined under SEC rules. Important information regarding such measures is contained on Table 1, Table 4 and Table 5 of this release. The Company believes that these non-GAAP measures are useful in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Adjusted EBITDA, free cash flow, adjusted pretax income, adjusted net income and adjusted diluted earnings per share are income before income taxes, net cash provided by operating activities, income before income taxes, net income and diluted earnings per share, respectively. The Company quantifies foreign currency translation impacts on the Company’s results by translating the current period’s non-U.S.-dollar-denominated results using the currency exchange rates of the prior period of comparison.

Contacts
Media Contact:	Investor Contact:
Alice Pereira	Neal Goldner
(973) 496-3916	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

# # #

Tables Follow

Table 1
Avis Budget Group, Inc.
SUMMARY DATA SHEET
(In millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% Change	2016	2015	% Change
Income Statement and Other Items
Net revenues	$2,243	$2,173	3%	$4,124	$4,023	3%
Income (loss) before income taxes	63	82	(23%)	(23)	66	*
Net income (loss)	36	143	(75%)	(15)	134	*
Earnings (loss) per share - Diluted	0.38	1.34	(72%)	(0.16)	1.25	*

Adjusted Earnings Metrics (non-GAAP) (A)
Adjusted EBITDA	204	227	(10%)	248	344	(28%)
Adjusted pretax income	98	142	(31%)	46	168	(73%)
Adjusted net income	60	90	(33%)	33	109	(70%)
Adjusted earnings per share - Diluted	0.63	0.84	(25%)	0.34	1.01	(66%)

	As of
	June 30, 2016	December 31, 2015
Balance Sheet Items
Cash and cash equivalents	$527	$452
Vehicles, net	13,227	10,658
Debt under vehicle programs	11,165	8,860
Corporate debt	3,530	3,461
Stockholders’ equity	339	439

Segment Results
	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% Change	2016	2015	% Change
Net Revenues
Americas	$1,593	$1,556	2%	$2,957	$2,931	1%
International	650	617	5%	1,167	1,092	7%
Corporate and Other	—	—	*	—	—	*
Total Company	$2,243	$2,173	3%	$4,124	$4,023	3%

Adjusted EBITDA (A)
Americas	$163	$178	(8%)	$226	$293	(23%)
International	57	61	(7%)	58	77	(25%)
Corporate and Other	(16)	(12)	*	(36)	(26)	*
Total Company	$204	$227	(10%)	$248	$344	(28%)

_______
*	Not meaningful.
(A)
See Table 5 for definitions and reconciliations of non-GAAP measures. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $14 million and $16 million in second quarter 2016 and 2015, respectively, and $27 million and $29 million in the six months ended June 30, 2016 and 2015, respectively.

Table 2

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues
Vehicle rental	$1,573	$1,533	$2,901	$2,852
Other	670	640	1,223	1,171
Net revenues	2,243	2,173	4,124	4,023

Expenses
Operating	1,122	1,092	2,162	2,077
Vehicle depreciation and lease charges, net	532	498	995	930
Selling, general and administrative	312	281	581	529
Vehicle interest, net	73	75	138	143
Non-vehicle related depreciation and amortization	65	56	126	105
Interest expense related to corporate debt, net:
Interest expense	56	45	106	97
Early extinguishment of debt	10	23	10	23
Restructuring expense	5	3	20	4
Transaction-related costs, net	5	18	9	49
Total expenses	2,180	2,091	4,147	3,957

Income (loss) before income taxes	63	82	(23)	66
Provision for (benefit from) income taxes	27	(61)	(8)	(68)
Net income (loss)	$36	$143	$(15)	$134

Earnings (loss) per share
Basic	$0.39	$1.36	$(0.16)	$1.27
Diluted	$0.38	$1.34	$(0.16)	$1.25

Weighted average shares outstanding
Basic	93.9	105.5	95.1	105.8
Diluted	95.1	106.7	95.1	107.1

Table 3
Avis Budget Group, Inc.
SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% Change	2016	2015	% Change

Americas

Rental Days (000’s)	26,214	25,823	2%	49,335	48,264	2%
Time and Mileage Revenue per Day (A)	$40.25	$39.71	1%	$39.83	$40.56	(2%)
Average Rental Fleet	404,932	404,415	0%	381,580	380,405	0%

International

Rental Days (000’s)	11,795	10,916	8%	21,262	18,730	14%
Time and Mileage Revenue per Day (B)	$31.76	$33.08	(4%)	$31.94	$34.10	(6%)
Average Rental Fleet	182,797	170,307	7%	165,758	147,390	12%

Total

Rental Days (000’s)	38,009	36,739	3%	70,597	66,994	5%
Time and Mileage Revenue per Day	$37.62	$37.74	0%	$37.45	$38.75	(3%)
Average Rental Fleet	587,729	574,722	2%	547,338	527,795	4%
_______
Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies. Amounts exclude U.S. truck rental and Zipcar transactions.

(A)	Changes in currency exchange rates had a 1% negative impact in the three and six months ended June 30, 2016.
(B)	Changes in currency exchange rates had a 1% and 2% negative impact in the three and six months ended June 30, 2016, respectively.

Table 4

Avis Budget Group, Inc.
CONSOLIDATED CONDENSED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS
(In millions)

CONSOLIDATED CONDENSED SCHEDULE OF CASH FLOWS

Six Months Ended June 30, 2016
Operating Activities
Net cash provided by operating activities	$1,070

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(81)
Net cash used in investing activities of vehicle programs	(3,000)
Net cash used in investing activities	(3,081)

Financing Activities
Net cash used in financing activities exclusive of vehicle programs	(146)
Net cash provided by financing activities of vehicle programs	2,219
Net cash provided by financing activities	2,073

Effect of changes in exchange rates on cash and cash equivalents	13
Net change in cash and cash equivalents	75
Cash and cash equivalents, beginning of period	452
Cash and cash equivalents, end of period	$527

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Six Months Ended June 30, 2016
Loss before income taxes	$(23)
Add-back of non-vehicle related depreciation and amortization	126
Add-back of debt extinguishment costs	10
Add-back of transaction-related costs	9
Working capital and other	(19)
Capital expenditures	(90)
Tax payments, net of refunds	(36)
Vehicle programs and related (B)	241
Free Cash Flow	218

Acquisition and related payments, net of acquired cash	(3)
Borrowings, net of debt repayments	38
Transaction-related payments	(10)
Repurchases of common stock	(174)
Foreign exchange effects, financing costs and other	6
Net change in cash and cash equivalents (per above)	$75

_______
(A)	See Table 5 for a description of Free Cash Flow.
(B)	Includes vehicle-backed borrowings (repayments) that are incremental to amounts required to fund incremental (reduced) vehicle and vehicle-related assets.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Six Months Ended June 30, 2016
Free Cash Flow (per above)	$218
Investing activities of vehicle programs	3,000
Financing activities of vehicle programs	(2,219)
Capital expenditures	90
Proceeds received on asset sales	(7)
Change in restricted cash	(2)
Acquisition-related payments	—
Transaction-related payments	(10)
Net Cash Provided by Operating Activities (per above)	$1,070

Table 5
Avis Budget Group, Inc.
DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES
(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA
The accompanying press release presents Adjusted EBITDA, which represents income from continuing operations before non-vehicle related depreciation and amortization, any impairment charge, restructuring expense, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs and income taxes. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses and in comparing our results from period to period. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. Adjusted EBITDA is also a component in the determination of management's compensation. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Adjusted Earnings Metrics
The accompanying press release and tables present adjusted pretax income, adjusted net income and adjusted diluted earnings per share for the three and six months ended June 30, 2016 and 2015, which exclude certain items. We believe that these measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring expense, transaction-related costs, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business less a provision for income taxes derived utilizing applicable statutory tax rates for each item.

Reconciliations of Adjusted EBITDA and our adjusted earnings metrics to income (loss) before income taxes, net income (loss) and diluted earnings (loss) per share are as follows:

		Three Months Ended June 30,
Reconciliation of Adjusted EBITDA to net income:		2016	2015

	Adjusted EBITDA	$204	$227

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	50	40
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	56	45
	Adjusted pretax income	98	142

	Less certain items:
	Acquisition-related amortization expense	15	16
	Early extinguishment of debt	10	23
	Restructuring expense	5	3
	Transaction-related costs, net	5	18
	Income before income taxes	63	82
	Provision for (benefit from) income taxes	27	(61)
	Net income	$36	$143

Reconciliation of adjusted net income to net income:

	Adjusted net income	$60	$90
	Less certain items, net of tax:
	Acquisition-related amortization expense	10	10
	Early extinguishment of debt	6	14
	Restructuring expense	4	3
	Transaction-related costs, net	4	18
	Resolution of a prior-year income tax matter	—	(98)
	Net income	$36	$143

	Adjusted diluted earnings per share	$0.63	$0.84

	Earnings per share - Diluted	$0.38	$1.34

	Shares used to calculate adjusted diluted earnings per share	95.1	106.7

		Six Months Ended June 30,
Reconciliation of Adjusted EBITDA to net income (loss):		2016	2015

	Adjusted EBITDA	$248	$344

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	96	79
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	106	97
	Adjusted pretax income	46	168

	Less certain items:
	Acquisition-related amortization expense	30	26
	Restructuring expense	20	4
	Early extinguishment of debt	10	23
	Transaction-related costs, net	9	49
	Income (loss) before income taxes	(23)	66
	Benefit from income taxes	(8)	(68)
	Net income (loss)	$(15)	$134

Reconciliation of adjusted net income to net income (loss):

	Adjusted net income	$33	$109
	Less certain items, net of tax:
	Acquisition-related amortization expense	20	17
	Restructuring expense	15	3
	Early extinguishment of debt	6	14
	Transaction-related costs, net	7	39
	Resolution of a prior-year income tax matter	—	(98)
	Net income (loss)	$(15)	$134

	Adjusted diluted earnings per share	$0.34	$1.01

	Earnings (loss) per share - Diluted	$(0.16)	$1.25

	Shares used to calculate adjusted diluted earnings per share	96.3	107.1

Free Cash Flow
Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs and transaction-related costs. We believe that Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.